Exhibit 16.1

April 13, 2009

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
U.S.A.

Re: World Series of Golf, Inc.

Dear Ladies and Gentlemen:

We are the former independent auditors for World Series of Golf, Inc. (the “Company”). We have read the Company’s disclosure in the section “Changes in Registrant’s Certifying Accountant” as included in Section 4.01 of the Company’s Current Report on Form 8-K dated April 9, 2009 and are in agreement with the disclosure in that section, insofar as it pertains to our firm.

Very truly yours,

/s/ Moore & Associates, Charted
Registered Public Accountants